UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2020

Aditx Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39336	82-3204328
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11161 Anderson Street Suite 105-10014 Loma Linda, CA	92354
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (909) 488-0844

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	ADTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 1, 2020, Aditx Therapeutics, Inc. (the “Company”) entered into an Underwriting Agreement, by and between the Company and Dawson James Securities, Inc., acting as the representative (the “Representative”) of the several underwriters named therein (the “Underwriting Agreement”), pursuant to which the Company consummated an underwritten public offering (the “Offering”) of 2,400,000 units of its securities (the “Units”), with each Unit consisting of (a) one share of the Company’s common stock, par value $0.001 per share, (b) one Series A-1 warrant (the “Series A-1 Warrants”) to purchase one share of common stock at an exercise price equal to $3.19 per share, exercisable until the fifth anniversary of the issuance date, and (c) one Series B-1 Warrant (the “Series B-1 Warrants,” and together with the Series A-1 Warrants, the “Warrants”) to purchase one share of common stock at an exercise price equal to $5.00 per share, exercisable until the fifth anniversary of the issuance date and subject to certain adjustment and cashless exercise provisions. On September 4, 2020, the Company sold an additional 360,000 Series A-1 Warrants and 360,000 Series B-1 Warrants upon exercise of the underwriters’ over-allotment option. The underwriters continue to hold a 45-day option to purchase 360,000 shares of common stock to cover over-allotments, if any.

The Company also offered to those purchasers, if any, whose purchase of common stock in the Offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of the Company’s outstanding common stock immediately following the consummation of the Offering, the opportunity, in lieu of purchasing common stock, to purchase Series A Convertible Preferred Stock, (“Preferred Stock”). Each share of Preferred Stock was offered and sold together with the same Series A-1 and Series B-1 Warrants described above being sold with each share of common stock. For each share of Preferred Stock purchased in the Offering in lieu of common stock, the Company reduced the number of shares of common stock being sold in the Offering on a one-for-one basis.

The public offering price was $4.00 per Unit. The shares of common stock, Preferred Stock, Series A-1 Warrants, and Series B-1 Warrants were issued separately and are immediately separable upon issuance.

On September 4, 2020, the Company entered into a Series A-1 Warrant Agent Agreement (the “Series A-1 Warrant Agreement”) and Series B-1 Warrant Agent Agreement (Series B-1 Warrant Agreement”), each with VStock Transfer, LLC (“VStock”), appointing VStock as Warrant Agent for the Series A-1 Warrants and Series B-1 Warrants for purposes of the Offering. A registration statement on Form S-1 (File No. 333-248491) (the “Registration Statement”) relating to the Offering was initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 28, 2020, and was declared effective on September 1, 2020. The gross proceeds to the Company from the Offering, before deducting underwriting discounts and commissions and other estimated Offering expenses, and excluding the exercise of any Warrants, was approximately $9.6 million.

The Underwriting Agreement, the Series A-1 Warrant Agreement (including the form of Series A-1 Warrant), and the Series B-1 Warrant Agreement (including the form of Series B-1 Warrant) are filed as Exhibits 1.1 and 10.1, 10.2, respectively, to this Current Report on Form 8-K, and the description of the terms of the Underwriting Agreement, the Series A-1 Warrant Agreement, and the Series B-1 Warrant Agreement are qualified in their entirety by reference to such exhibits.

Item 8.01 Other Events.

On September 2, 2020, the Company issued a press release announcing the pricing of the Offering, a copy of which is filed as Exhibit 99.1. On September 10, 2020, the Company issued a press release announcing the closing of the Offering, a copy of which is filed as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated September 1, 2020
10.1	Series A-1 Warrant Agent Agreement, including form of Series A-1 Warrant, dated September 4, 2020
10.2	Series B-1 Warrant Agent Agreement, including form of Series B-1 Warrant, dated September 4, 2020
99.1	Press Release dated September 1, 2020.
99.2	Press Release dated September 10, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADITX THERAPEUTICS, INC.

Date: September 14, 2020	By:	/s/ Corinne Pankovcin
Corinne Pankovcin
Chief Financial Officer